Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of RBC Bearings Incorporated for the registration of common stock and preferred stock and to the incorporation by reference therein of our reports dated May 21, 2021, with respect to the consolidated financial statements of RBC Bearings Incorporated, and the effectiveness of internal control over financial reporting of RBC Bearings Incorporated, included in its Annual Report (Form 10-K) for the year ended April 3, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Stamford, Connecticut

September 20, 2021